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                                                                   EXHIBIT 10.25


2004 EXECUTIVE COMPENSATION PLAN

Lokesh Seth
VP Product Development

Components of Compensation:
Base Salary
Cash Bonus Incentive
Stock Options
Severance Agreement

2004 Plan

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
New Base Salary:                                               $145,000
Target Cash Incentive:                                         $ 35,000
                                                               --------
Total Cash Compensation                                        $180,000

Current Equity (stock options held)                             200,000
Stock Options to be Granted in 2004*:                           350,000
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*Special vesting schedule 25% after 1 year, 50% after 2 years, 25% after 3 years

2004 Cash Incentive Model:
Paid annually
Key Metric: EBIDTA
Minimum threshold to begin earning some bonus $700,000
Bonus caps at 150% of your target incentive and $3,000,000 EBIDTA.

You will earn 2.283% of every dollar EBIDTA between $700,000 and capping at $3,000,000. Your cash incentive caps at 150% of your target cash incentive stated above. 75% of the total earned will be paid regardless. 25% of this total will be awarded based on individual performance as determined by CEO/COO. Cash incentive will be paid in Q1 2005 to employees who were employed through the end of FY2004.

Stock Options:
As part of your long term compensation for ServiceWare, you will receive a new grant of 350,000 options of ServiceWare stock that will vest over three years.
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Severance Agreement
As a valued and trusted member of the ServiceWare team, we would also like to grant you the following benefits in the event of either termination not for cause or in the event of a change of control of the company. You will be eligible for four months severance (base salary plus regular company benefits) in the event of a termination not for cause. Alternatively, if your termination is a result of a change of control (due to merger or acquisition), you will be eligible for six months severance (base salary plus regular company benefits).

In consideration for the foregoing severance agreement, and as a condition precedent to the granting thereof, you must sign a current ServiceWare Technologies, Inc. Confidentiality, Non-Competition and Assignment of Inventions Agreement, in the form attached hereto, and have it in our files.



Please sign, make a copy for yourself and return to Human Resources.


Signature:
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